Exhibit 99.1

PRIORITY TECHNOLOGY HOLDINGS, INC.
2018 EQUITY INCENTIVE PLAN

1.	Purpose; Establishment.

The Priority Technology Holdings, Inc. 2018 Equity Incentive Plan (the “Plan”) is intended to promote the interests of the Company and its stockholders by providing employees, directors and consultants of the Company and its affiliates with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company and its affiliates and to acquire a proprietary interest in the long-term success of the Company.

2.	Definitions.

As used in the Plan, the following definitions apply to the terms indicated below:

“Affiliate” shall mean any entity controlled by, controlling or under common control with the Company.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus or Other Award granted pursuant to the terms of the Plan.

“Award Agreement” shall mean the agreement, instrument or documentation evidencing an Award.

“Base Price” shall have the meaning provided in Section 8(a) of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, unless otherwise specified in the Participant’s Award Agreement: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or any of its Affiliates and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), (i) the Participant’s failure (other than as a result of incapacity due to mental or physical impairment) to perform his or her material duties for the Company or the Affiliate by which the Participant is employed or retained to the reasonable satisfaction of the Administrator, (ii) conduct by the Participant in connection with the Participant’s duties that is fraudulent or constitutes willful misconduct or gross negligence or is otherwise materially injurious to the Company or any of its Affiliates, (iii) a material breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any of its Affiliates which demonstrably results in financial harm to the Company or Affiliate, (iv) the Participant’s misappropriation of funds or other property of the Company or any of its Affiliates or other acts of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company or any Affiliate, (v) the plea of guilty by the Participant to or conviction of the Participant for the commission of a felony or a misdemeanor (excluding petty offenses) involving fraud, dishonesty or moral turpitude, (vi) the Participant’s breach of his or her restrictive covenant obligations, or (vii) the conduct by the Participant which is a material violation of an applicable policy of the Company or any of its Affiliates; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or any of its Affiliates and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement. Notwithstanding the foregoing, with respect to a Director, “Cause” shall mean, unless otherwise specified in the Director’s Award Agreement, an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

“Change in Control” shall mean:

(a)       Any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding shares of Company Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, or (D) any acquisition pursuant to a transaction that complies with clause (c)(i), (c)(ii) and (c)(iii);

(b)       During any 12-month period beginning on or after the Effective Date, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that, any individual becoming a Director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)       Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of as-sets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)       Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

“Committee” shall mean a committee of the Board, which shall consist of two or more persons, each of whom shall qualify as a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and is “independent director” within the rules of the NASDAQ Stock Market; provided that, if the appointed Committee does not meet such requirements, such noncompliance shall not affect the validity of the Awards granted by, the interpretations of, or other actions by, the Committee.

“Company” shall mean Priority Technology Holdings, Inc., a Delaware corporation.

“Company Stock” shall mean the common stock of the Company, par value $0.01 per share.

“Consultant” shall mean any consultant or adviser to the Company or any of its Affiliates who is a natural person.

“Director” shall mean a member of the Board.

“Effective Date” shall have the meaning provided in Section 22 of the Plan.

“Eligible Individual” means a Director, Employee or Consultant, and any prospective Employee or Consultant who has accepted an offer of employment or consultancy from the Company or any of its Affiliates.

“Employee” shall mean any officer or other employee of the Company or any of its Affiliates.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time. Reference to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor provision of the Exchange Act.

“Exercise Price” shall have the meaning provided in Section 7(b) of the Plan.

“Fair Market Value” shall mean, with respect to a share of Company Stock, on a particular date (a) the closing price of Company Stock as reported by the NASDAQ Stock Market (or other national securities exchange or national market system as may at the applicable time be the principal market for the Common Stock), or if there is no trading of Company Stock on such date, such price on the next preceding date on which there was trading in of Company Stock or (b) if the shares of Company Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Company Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (c) if the shares of Company Stock are not then listed on a national securities exchange or national market system, or are not then traded in an over-the-counter market, such value as the Committee, in its discretion, shall determine in good faith using a reasonable method in accordance with Section 409A or Section 422 of the Code, as applicable.

“Incentive Stock Option” shall mean an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code, and which is designated in the applicable Award Agreement as an Incentive Stock Option.

“Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

“Option” shall mean an Award granted pursuant to Section 7 of an option to purchase shares of Company Stock.

“Other Award” shall mean an Award granted pursuant to Section 12 hereof valued in whole or in part by reference to, or otherwise based on, Company Stock, including but not limited to unrestricted stock and dividend equivalents.

“Participant” shall mean an Eligible Individual to whom an Award is granted pursuant to the Plan.

“Person” shall mean any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

“Restricted Stock” shall mean an Award granted pursuant to Section 9 of a share of Company Stock that is subject to restrictions as set forth in Section 9(d).

“Restricted Stock Unit” shall mean an Award granted pursuant to Section 10 of a right to receive the Fair Market Value of a share of Company Stock, paid in either Company Stock or cash.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time. Reference to any specific section of the Securities Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor provision of the Securities Act.

“Stock Appreciation Right” shall mean an Award granted pursuant to Section 8 of a right to receive, upon exercise of the right, the applicable amounts as described in Section 8(c).

“Stock Bonus” shall mean an Award granted pursuant to Section 11 of a bonus payable in shares of Company Stock.

“Termination of Service” shall mean, except as otherwise provided in an Award Agreement: (a) with respect to an Employee, a termination of employment from the Company and its Affiliates; (b) with respect to a Consultant, that the Consultant is no longer acting as a Consultant to the Company or any of its Affiliates; and (c) with respect to a Director, that the Director is no longer serving as a Director. Unless otherwise determined by the Committee: (i) if a Participant’s employment, consultancy or directorship with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a different capacity as an Eligible Individual, such change in status shall not be deemed a Termination of Service, and (ii) a Participant employed by, or performing services for, an entity that is an Affiliate of the Company shall be deemed to incur a Termination of Service if such entity ceases to be an Affiliate of the Company for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company) unless the Participant immediately thereafter becomes an Employee, Director or Consultant of the Company or an Affiliate of the Company. A Participant’s approved absence or leave, or transfer among the Company and its Affiliates, shall not be considered a Termination of Service. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a “Termination of Service” for purposes of payment or delivery of an Award shall mean a “separation from service” as defined under Section 409A of the Code.

3.	Stock Subject to the Plan.

(a)       Shares Available for Awards; Individual Limitations. The maximum number of shares of Company Stock reserved for issuance under the Plan shall be 10% of our Common Stock outstanding immediately following consummation of the Business Combination shares (subject to adjustment as provided by Section 3(b)); provided that no more than 66,860 shares of Company Stock may be granted as Incentive Stock Options. Any shares of Company Stock granted in connection with Options and Stock Appreciation Rights shall be counted against this limit as one share of Company Stock for every one Option or Stock Appreciation Right awarded. Such shares of Company Stock may be authorized but unissued shares of Company Stock or authorized and issued shares of Company Stock held in the Company’s treasury.

(b)       Adjustment for Change in Capitalization.

(i)        In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, or similar event affecting the Company or any of its subsidiaries (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee or the Board shall make such equitable and appropriate substitutions or adjustments to (A) the aggregate number and kind of shares of Company Stock or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Section 3(a) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of shares of Company Stock or other securities subject to outstanding Awards and (D) the Exercise Price or Base Price of outstanding Awards.

(ii)       In the case of Corporate Events, such adjustments may include, without limitation, (A) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board, in its discretion (it being understood that in the case of a Corporate Event with respect to which stockholders receive consideration other than publicly-traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Company Stock pursuant to such Corporate Event over the Exercise Price of such Option or the Base Price of such Stock Appreciation Right shall conclusively be deemed valid), (B) the substitution of securities or other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Company Stock subject to outstanding Awards and (C) in connection with a sale of a subsidiary, Affiliate, or division, arranging for the assumption of Awards, or replacement of Awards with new awards based on securities or other property (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected subsidiary, Affiliate, or division or by the entity that controls such subsidiary, Affiliate, or division following such Corporate Event (as well as any corresponding adjustments to Awards that remain based upon Company Stock).

(iii)      The Committee may, in its discretion, adjust any performance-based vesting conditions applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other Company filings with the Securities and Exchange Commission. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the applicable subsidiary, division or other operational unit of, or the manner in which any of the foregoing conducts its business, or other events or circumstances render any performance-based vesting conditions to be unsuitable, the Committee may modify such conditions or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(c)       Reuse of Shares. If any shares of Company Stock subject to an Award are forfeited, cancelled, exchanged or surrendered, or if an Award otherwise terminates or expires without the issuance or distribution of shares of Company Stock to the Participant, the shares of Company Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, shares of Company Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any shares of Company Stock exchanged by a Participant or withheld by the Company or any Affiliate to satisfy the tax withholding obligations related to any Award under the Plan, shall be available for subsequent Awards under the Plan, and notwithstanding that a Stock Appreciation Right is settled by the delivery of a net number of shares of Company Stock, the full number of shares of Company Stock underlying such Stock Appreciation Right shall not be available for subsequent Awards under the Plan. To the extent an Award is paid or settled in cash, the number of shares of Company Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan. Shares of Company Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Company Stock available for Awards under the Plan.

4.	Administration of the Plan.

(a)       The Plan shall be administered by the Committee. The Committee shall have the following authority, to exercise in its discretion, subject to and not inconsistent with the express provisions of the Plan: to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation: the authority to grant Awards; to select the Eligible Individuals to whom Awards may from time to time be granted and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Company Stock or cash or other property to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to determine whether an Award may be settled in cash and/or shares of the Company; to waive any of the terms, conditions, restrictions and performance criteria of any Award, including to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee, in its discretion, determines; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations that it deems necessary or advisable for the administration of the Plan. The Committee may, in its discretion, without amendment to the Plan, (i) accelerate the date on which any Option or Stock Appreciation Right becomes exercisable, (ii) waive or amend the operation of Plan provisions respecting exercise after Termination of Service; provided that the term of an Option or Stock Appreciation Right may not be extended beyond ten years from the date of grant or the original term of the Option or Stock Appreciation Right, if less. Notwithstanding anything in the Plan to the contrary, the powers and authority of the Committee shall be exercised by the Board in the case of Awards made to non-employee Directors.

(b)       The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan or any Award Agreement and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all persons, including the Company, its stockholders, Eligible Individuals and Participants, and their estates and beneficiaries. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, any discretionary authority provided or invested in the Committee or the Company (or to Persons who are delegated such authority pursuant to Section 4(c)) is intended to be, and shall be deemed to be, exercised in the sole and absolute discretion of the Committee or the Company (or to Persons who are delegated such authority pursuant to Section 4(c)), respectively.

(c)       To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the shares of Company Stock are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board, or to the Chief Executive Officer of the Company, the authority to grant or amend Awards or to take other administrative actions pursuant to this Section 4; provided that, in no event shall such individuals be delegated the authority to grant Awards to, or amend Awards held by, (i) individuals who are subject to Section 16 of the Exchange Act, or (ii) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any securities exchange or automated quotation system on which the shares of Company Stock are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or Committee, as the case may be, may at any time rescind the authority so delegated or appoint a new delegatee.

5.	Eligibility.

Eligible Individuals that the Committee (or, in the case of non-employee Directors, the Board) shall select, from time to time, shall be eligible to receive Awards pursuant to the Plan.

6.	Awards Under the Plan; Award Agreement.

The Committee may grant Awards in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan. Each Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Award Agreement which shall contain such provisions as the Committee may in its discretion deem necessary or desirable and which are not in conflict with the terms of the Plan. By accepting an Award, a Participant shall be deemed to agree that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

7.	Options.

(a)       Identification of Options. Unless an Option is identified in the applicable Award Agreement as an Incentive Stock Option, the Option shall be a Nonqualified Stock Option. All Options shall be non-transferable, except by will or the laws of descent and distribution or except as otherwise determined by the Committee for estate planning purposes with respect to a Nonqualified Stock Option.

(b)       Exercise Price. Each Award Agreement evidencing an Option shall set forth the amount per share (the “Exercise Price”) to be paid by the Participant to the Company to exercise such Option. The Exercise Price shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date of the grant of the Option. Except in connection with an adjustment described in Section 3(b), in no event shall the Exercise Price of an Option be reduced following the grant of the Option, nor shall the Option be cancelled in exchange for a replacement Option with a lower Exercise Price or in exchange for another type of Award or cash payment, in each case without stockholder approval. In addition, the Committee shall not have the authority to grant an Option which provides that the Participant will be granted a new Option (commonly referred to as a “reload option”) for a number of shares of Company Stock equal to the number of shares of Company Stock surrendered by the Participant upon exercise of all or a part of the original Option.

(c)        Term and Exercise of Options.

(i)	Each Option shall become exercisable at the time or times specified by the Committee and set forth in the applicable Award Agreement. At the time of grant of an Option, the Committee may impose such restrictions or conditions to the exercisability of the Option as it, in its discretion, deems appropriate. Subject to Section 7(d) hereof, the Committee shall determine and set forth in the applicable Award Agreement the expiration date of each Option, which shall be no later than the 10-year anniversary of the date of grant of the Option (or 5-year anniversary in the case of a an Incentive Stock Option granted to an individual who owns (or is deemed to own under the Code) Company Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company), provided that, if the term of a Nonqualified Stock Option would expire at a time when trading in the shares of Company Stock is prohibited by the Company’s insider trading policy, the term of the Option shall be extended automatically until the 30th day following the expiration of such prohibition (as long as such extension shall not violate Section 409A of the Code).

(ii)	An Option shall be exercised by delivering the form of notice of exercise provided by the Company. Payment of the Exercise Price for shares of Company Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means: (A) in cash or by personal check, certified check, bank cashier’s check or wire transfer; (B) in shares of Company Stock owned by the Participant and valued at their Fair Market Value on the effective date of such exercise; (C) by withholding shares of Company Stock otherwise deliverable upon exercise of an Option; or (D) by any such other methods (including broker-assisted cashless exercise) as the Committee may from time to time authorize; provided that, in the case of a Participant who is subject to Section 16 of the Exchange Act, the method of making such payment shall be in compliance with applicable law. Except as authorized by the Committee, any payment in shares of Company Stock shall be effected by the delivery of such shares of Company Stock to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require. If the Committee decides that payment will be made in shares of Company Stock, and the amount payable results in a fractional share of Company Stock, payment for the fractional share of Company Stock will be made in cash.

(iii)	Certificates for shares of Company Stock purchased upon the exercise of an Option shall be issued in the name of or for the account of the Participant or other person entitled to receive such shares of Company Stock, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised or the Participant’s ownership of the Company Stock shall be registered by the Company in book entry form.

(d)       Provisions Relating to Incentive Stock Options. Incentive Stock Options may only be granted to Employees of the Company and any “subsidiary corporation” (within the meaning of Section 424(f) of the Code) of the Company. To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company and any “subsidiary corporation” (within the meaning of Section 424(f) of the Code) shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 7(d), Fair Market Value shall be determined as of the date on which the Incentive Stock Option is granted. Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Company Stock issued pursuant to the exercise of such Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition. No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless (A) the Exercise Price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of 5 years from the date such Incentive Stock Option is granted.

(e)       Effect of Termination of Service. Unless otherwise determined by the Committee at the time of grant and set forth in the applicable Award Agreement, in the event of a Participant’s Termination of Service for any reason other than (i) Cause or (ii) death, each Option granted to such Participant, to the extent that it is exercisable at the time of such Termination of Service, shall remain exercisable for the 90-day period following such Termination of Service, but in no event following the expiration of its term. Except as may be otherwise determined by the Committee, each Option that remains unexercisable as of the date of such a Termination of Service shall be terminated at the time of such Termination of Service. Unless otherwise determined by the Committee at the time of grant as set forth in the applicable Award Agreement, in the event of a Participant’s Termination of Service on account of the death of the Participant, each Option granted to such Participant that is outstanding as of the date of death shall become fully exercisable and shall remain exercisable by the Participant’s legal representatives, heirs or legatees for the 1-year period following such Termination of Service, but in no event following the expiration of its term. In the event of a Participant’s Termination of Service for Cause, each outstanding Option granted to such Participant shall terminate immediately upon such Termination of Service.

8.	Stock Appreciation Rights.

(a)       At the time of grant of a Stock Appreciation Right, the Committee may impose such restrictions or conditions to the exercisability of the Stock Appreciation Right as it, in its discretion, deems appropriate. The term of a Stock Appreciation Right shall not exceed ten years from the date of grant. In addition, the base price per share (the “Base Price”) of a Stock Appreciation Right shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date of grant.

(b)       All Stock Appreciation Rights shall be non-transferable, except by will or the laws of descent and distribution or except as otherwise determined by the Committee for estate planning purposes.

(c)       Upon the exercise of a Stock Appreciation Right, the holder will be entitled to receive payment of an amount determined by multiplying:

(i)	the excess of the Fair Market Value of a share of Company Stock on the date of exercise of such Stock Appreciation Right over the Base Price of the Stock Appreciation Right, by

(ii)	the number of shares of Company Stock as to which such Stock Appreciation Right is exercised.

(d)       Notwithstanding subsection (c) above, the Committee may impose a limitation on the amount payable upon the exercise of a Stock Appreciation Right. Any such limitation shall be determined as of the date of grant and indicated in the applicable Award Agreement.

(e)       Payment of the amount determined under subsection (c) above may be made solely in whole shares of Company Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right or alternatively, in the discretion of the Committee, solely in cash or a combination of cash and shares of Company Stock. Except as authorized by the Committee, any payment in shares of Company Stock shall be effected by the delivery of such shares of Company Stock to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require. If the Committee decides that payment will be made in shares of Company Stock, and the amount payable results in a fractional share of Company Stock, payment for the fractional share of Company Stock will be made in cash.

(f)        Other than with respect to an adjustment described in Section 3(b), in no event shall the Base Price with respect to a Stock Appreciation Right be reduced following the grant of a Stock Appreciation Right, nor shall a Stock Appreciation Right be cancelled in exchange for a replacement Stock Appreciation Right with a lower Base Price or in exchange for another type of Award or cash payment without stockholder approval.

(g)       Unless otherwise determined by the Committee at the time of grant and set forth in the applicable Award Agreement, in the event of a Participant’s Termination of Service for any reason other than (i) Cause or (ii) death, each Stock Appreciation Right granted to such Participant, to the extent that it is exercisable at the time of such Termination of Service, shall remain exercisable for the 90-day period following such Termination of Service, but in no event following the expiration of its term. Except as may be otherwise determined by the Committee, any Stock Appreciation Right that is not exercisable as of the date of such a Termination of Service shall be terminated at the time of such Termination of Service. Unless otherwise determined by the Committee at the time of grant as set forth in the applicable Award Agreement, in the event of a Participant’s Termination of Service on account of the death of the Participant, each Stock Appreciation Right granted to such Participant that is outstanding as of the date of death shall become fully exercisable and shall remain exercisable by the Participant’s legal representatives, heirs or legatees for the one-year period following such Termination of Service, but in no event following the expiration of its term. In the event of a Participant’s Termination of Service for Cause, each outstanding Stock Appreciation Right granted to such Participant shall terminate immediately upon such Termination of Service.

9.	Restricted Stock.

(a)       Price. At the time of the grant of an Award of shares of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.

(b)       Vesting Date. At the time of the grant of an Award of Restricted Stock, the Committee shall establish a vesting date or vesting dates with respect to such Award. The Committee may divide the shares of Restricted Stock constituting the Award into classes and assign a different vesting date for each class. If all conditions to the vesting of a share of Restricted Stock are satisfied, subject to Section 9(h), upon the occurrence of the vesting date such share of Restricted Stock shall vest and the restrictions of Section 9(d) with respect thereto shall lapse.

(c)       Conditions to Vesting. At the time of the grant of an Award of Restricted Stock, the Committee in its discretion, may impose such restrictions or conditions to the vesting of such Award as it, deems appropriate. The Committee may also provide that the vesting or forfeiture of shares of Restricted Stock may be based upon the achievement of, or failure to achieve, certain levels of performance and may provide for partial vesting of Restricted Stock in the event that the maximum level of performance is not met if the minimum level of performance has been equaled or exceeded. Notwithstanding anything in this Section 9(c) to the contrary, unless otherwise provided by the Committee pursuant to Section 9(h) or Section 13, Restricted Stock that vests based on achievement of performance goals or levels of performance may not become fully vested prior to the first anniversary of the date upon which such Restricted Stock is granted.

(d)       Restrictions on Transfer Prior to Vesting. Prior to the vesting of a share of Restricted Stock, such Restricted Stock may not be transferred, assigned or otherwise disposed of, and no transfer of a Participant’s rights with respect to such Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such shares of Restricted Stock, and all of the rights related thereto, shall be forfeited by the Participant.

(e)       Dividends on Restricted Stock. The Committee, in its discretion, may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on such shares of Restricted Stock have lapsed.

(f)       Issuance of Certificates. The Committee may provide, upon such terms and conditions as it determines, that (i) a certificate or certificates representing the shares of Company Stock underlying a Restricted Stock Award shall be registered in the Participant’s name and bear an appropriate legend specifying that such shares of Company Stock are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Award Agreement, (ii) such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares of Restricted Stock become vested or are forfeited or (iii) the Participant’s ownership of the Restricted Stock shall be registered by the Company in book entry form.

(g)       Consequences of Vesting. Upon the vesting of a share of Restricted Stock, the restrictions of Section 9(d) shall lapse with respect to such share of Restricted Stock. As determined by the Committee, following the date on which a share of Restricted Stock vests, the Company shall, make a book entry record of such share of Restricted Stock or cause to be delivered to the Participant to whom such shares of Restricted Stock were granted, a certificate evidencing such share of Restricted Stock, which may bear a restrictive legend, if the Committee determines such a legend to be appropriate.

(h)       Effect of Termination of Service. Except as may otherwise be provided in the applicable Award Agreement, and subject to the Committee’s authority under Section 4 hereof, upon a Participant’s Termination of Service for any reason, any and all shares of Restricted Stock to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company. In the event of a forfeiture of shares of Restricted Stock pursuant to this section, the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such shares of Restricted Stock. In the event that a Participant forfeits any shares of Restricted Stock and the Company requires that the Participant to return shares of Restricted Stock, it shall also have the right to require the return of all dividends paid on such shares of Restricted Stock, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

10.	Restricted Stock Units.

(a)       Vesting Date. At the time of the grant of an Award of Restricted Stock Units, the Committee shall establish a vesting date or vesting dates with respect to such Award. The Committee may divide such Restricted Stock Units into classes and assign a different vesting date for each class. If all conditions to the vesting of a Restricted Stock Unit are satisfied, subject to Section 10(d), upon the occurrence of the vesting date such Restricted Stock Unit shall vest.

(b)       Benefit Upon Vesting. Unless otherwise provided in an Award Agreement, upon the vesting of a Restricted Stock Unit, the Participant shall be paid, within 30 days of the date on which such Restricted Stock Unit vests, an amount, in cash and/or shares of Company Stock, as determined by the Committee. The amount per Restricted Stock Unit shall be equal to the sum of (i) the Fair Market Value of a share of Company Stock on the date on which such Restricted Stock Units vest and (ii) the aggregate amount of cash dividends paid with respect to a share of Company Stock during the period commencing on the date on which the Restricted Stock Units were granted and terminating on the date on which such Restricted Stock Units vest.

(c)       Conditions to Vesting. At the time of the grant of Restricted Stock Units, the Committee in its discretion, may impose such restrictions or vesting conditions to the vesting of such Restricted Stock Units as it deems appropriate.

(d)       Effect of Termination of Service. Except as may otherwise be provided in the applicable Award Agreement or determined by the Committee in its discretion, Restricted Stock Units that have not vested, together with any dividend equivalents deemed to have been credited with respect to such unvested Restricted Stock Units, shall be forfeited upon the Participant’s Termination of Service for any reason.

11.	Stock Bonuses.

In the event that the Committee grants an Award of a Stock Bonus to a Participant, a certificate for the shares of Company Stock constituting such Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable, or, as determined by the Committee, the Company shall make a book entry record of such share of Company Stock.

12.	Other Stock-Based Awards.

Other Stock-Based Awards may be granted either alone or in addition to Other Stock-Based Awards (other than in connection with Options or Stock Appreciation Rights) under the Plan. Any dividend or dividend equivalent awarded under the Plan shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Award. Cash incentive awards may be denominated in units that have a dollar value established by the Committee as of the date of grant. Subject to the provisions of the Plan, the Committee shall have the discretion to determine the persons to whom, and the time or times at which, such Other Stock-Based Awards discretion shall be granted, the number of shares of Company Stock to be granted pursuant to such Other Stock-Based Awards, and the manner in which such Other Stock-Based Awards shall be settled (for example, in shares of Company Stock or cash), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance goals) and all other terms and conditions of such Other Stock-Based Awards.

13.	Change in Control Provisions.

(a)       Unless otherwise determined by the Committee and provided in the applicable Award Agreement, and subject to Section 3(b), in the event of a Change in Control, the Committee, in its discretion, may take such actions with respect to outstanding Awards as determines to be appropriate, including without limitation:

(i)	provide that any outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, such Award shall become fully vested and exercisable and the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and

(ii)	provide that each Award shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (A) the excess of the consideration paid per share of Company Stock in the Change in Control over the exercise or purchase price (if any) per share of Company Stock subject to the Award multiplied by (B) the number of shares of Company Stock granted under the Award. If the amount determined pursuant to the immediately preceding sentence is zero, such Award may be cancelled pursuant to this Section 13(a) without payment of any consideration to the affected Participant. The Committee shall not be required to treat all Awards similarly for purposes of this Section 13(a).

(b)       Notwithstanding the foregoing, for each Award that constitutes nonqualified deferred compensation under Section 409A of the Code, if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred for purposes of vesting or the lapse of restrictions, but not purposes of the payment or settlement of such Award under the Plan unless such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(c)       The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

14.	Rights as a Stockholder.

No person shall have any rights as a stockholder with respect to any shares of Company Stock covered by or relating to any Award until the date of record issuance of such shares of Company Stock in the books of the Company or the issuance of a stock certificate with respect to such shares of Company Stock. Except for adjustments provided in Section 3(b), no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such book entry is made or stock certificate is issued.

15.	No Employment Rights; No Right to Award.

Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to the continuation of employment by or provision of services to the Company and its Affiliates or interfere in any way with the right of the Company or any of its Affiliates, subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant. No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other person.

16.	Securities Matters and Regulations.

(a)       Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Company Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares of Company Stock make such agreements and representations, and that such certificates bear such legends, as the Committee, in its discretion, deems necessary or advisable.

(b)       Each Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Company Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Company Stock, no such Award shall be granted or payment made or Company Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(c)       In the event that the disposition of Company Stock acquired pursuant to the Plan is not covered by a then-current registration statement under the Securities Act and is not otherwise exempt from such registration, such Company Stock shall be restricted against transfer to the extent required by the Securities Act, and the Committee may require a Participant receiving Company Stock pursuant to the Plan, as a condition precedent to receipt of such Company Stock, to represent to the Company in writing that the Company Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

(d)       The intent of the Plan is to qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan or any Award Agreement does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Committee, acting on behalf of the Board, may exercise discretion to modify the Plan in any respect necessary to satisfy the requirements of the revised exemption or its replacement.

17.	Withholding Taxes.

Whenever cash is to be paid pursuant to an Award, the Company or any of its Affiliates shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the amount of tax required to be withheld. Such shares of Company Stock shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Amounts with respect to fractional shares of Company Stock shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares of Company Stock to be delivered pursuant to an Award.

18.	Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

19.	Amendment or Termination of the Plan.

The Board may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required for any such amendment if and to the extent such approval is required in order to comply with applicable law or stock exchange listing requirement. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Sections 3 and 4, which discretion may be exercised without amendment to the Plan. No amendment, suspension or termination will materially and adversely affect the rights of any Participant under an Award or the Plan without the consent of the Participant.

20.	Transfers Upon Death.

Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

21.	Expenses and Receipts.

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award may be used for general corporate purposes.

22.	Effective Date and Term of Plan.

The Plan was adopted and approved by the Board on July 28, 2018 and approved by the stockholders of the Company on July 19, 2018 (the “Effective Date”).

23.	Participant Rights.

No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants.

24.	Unfunded Status of Awards.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

25.	Foreign Employees and Foreign Law Considerations.

The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such tax, legal or regulatory provisions.

26.	No Fractional Shares.

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan. Unless otherwise provided herein, the Committee shall determine whether cash, Other Stock-Based Awards, or other property shall be issued or paid in lieu of such fractional shares of Company Stock or whether such fractional shares of Company Stock or any rights thereto shall be forfeited or otherwise eliminated.

27.	Beneficiary.

A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

28.	Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third-party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

29.	Effect of Plan upon Other Compensation Plans.

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any of its Affiliates. Nothing in the Plan shall be construed to limit the right of the Company or any of its Affiliates to establish any other forms of incentives or compensation for Employees, Directors or Consultants.

30.	Gender and Number; Captions.

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; any feminine term used herein also shall include the masculine; and the plural shall include the singular and the singular shall include the plural. Captions and headings are given to the articles, sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

31.	Severability.

If any provision of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the other provisions of the Plan or Award Agreement shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

32.	Applicable Law.

Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

33.	Clawback.

The Awards granted under the Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, as well as any other policy of the Company that applies to Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time.

34.	Section 409A Compliance.

The Plan as well as payments and benefits under the Plan are intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such Awards shall instead be made on the first business day after the date that is 6 months following such separation from service (or death, if earlier). Whenever a payment under an Award specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the discretion of the Company. If under an Award an amount is to be paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.

35.	Forfeiture and Compensation Recovery.

(a)       The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award will be subject to reduction, cancellation or forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the Award. Such events may include a Termination of Service for Cause, violation of material Company policies, breach of noncompetition or other restrictive covenants that apply to the Participant, a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(b)       Awards and any payments or compensation associated therewith may be made subject to forfeiture or recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Award Agreement may be unilaterally amended by the Committee to comply with such compensation or recovery policy.

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